Filed Pursuant to Rule 433

Registration Statement No. 333-230687

Issuer Free Writing Prospectus dated June 21, 2021

Relating to Preliminary Prospectus Supplement dated June 21, 2021

This free writing prospectus relates to the offering of common shares of Star Bulk Carriers Corp. (the “Company”) and provides additional terms of the offering and updates the Selling Shareholder information included in the preliminary prospectus supplement that was filed by the Company on June 21, 2021 (the “Preliminary Prospectus Supplement”) to the base prospectus (the “Prospectus”) that was included in the registration statement on Form F-3, dated on April 2, 2019 (File No. 333-230687) (the “Registration Statement”), relating to the resale of up to an aggregate of 2,382,775 of our common shares by a selling shareholder (the “Prospectus Supplement”). This free writing prospectus should be read together with the Preliminary Prospectus Supplement, the Prospectus included in the Registration Statement, and the documents incorporated therein, including the sections under the heading “Risk Factors” contained therein. Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus Supplement.

Star Bulk Carriers Corp. 2,382,775 shares

Issuer:	Star Bulk Carriers Corp.

Exchange Listing:	SBLK / NASDAQ

Base Gross Proceeds:	$52,421,050

Base Deal Size:	2,382,775 shares (100% Secondary)

Option to Purchase Additional Shares:	N/A

Price to Public (per share):	$22.00

Trade Date:	June 21, 2021

Closing Date:	June 24, 2021 (T+3)

CUSIP No.:	Y8162K204

Bookrunner:	Morgan Stanley & Co. LLC

Additional Disclosures

The updates to the Selling Shareholder information are included in footnote one (1) on page S-25 of the “Selling Shareholders” section of the Prospectus Supplement which has been amended and replaced in its entirely by the following:

In addition to our shares held by OCM XL Holdings, L.P., (i) 2,974,261 of our shares are beneficially owned by Oaktree OBC Containers Holdings LLC, (ii) 5,633,033 of our shares are beneficially owned by Oaktree Dry Bulk Holdings LLC; (iii) 2,397,106 of our shares are beneficially owned by Oaktree Opportunities Fund IX Delaware, L.P.; and (iv) 22,016 of our shares are beneficially owned by Oaktree Opportunities Fund IX (Parallel 2), L.P. Each of the foregoing funds and entities (the “Oaktree Funds”) is affiliated with Oaktree Capital Group Holdings GP, LLC (“OCGH”). Prior to this offering, all Oaktree Funds collectively beneficially own 28,376,017, or 27.75%, of our common shares and after this offering will beneficially own 25,993,242, or 25.42%, of our common shares. The members of OCGH are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank and Sheldon M. Stone. Each of the direct and indirect general partners, managing members, directors, unit holders, shareholders, and members of the Oaktree Funds, may be deemed to share voting and dispositive power over the shares owned by such entities, but disclaims beneficial ownership in such shares except to the extent of any pecuniary interest therein. The address for these entities is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Oaktree Funds purchased common shares in the ordinary course of business and at the time of the purchase of the Company’s common shares, had no agreements or understandings, directly or indirectly, with any person to distribute the common shares. Oaktree sold 10,630,000 shares between January 1, 2021 and June 21, 2021, pursuant Rule 144 of the Securities Act.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the registration statement, prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from: Morgan Stanley, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department; telephone: (866) 718-1649, email: prospectus@morganstanley.com.